UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 30, 2021 (December 29, 2021)

ELLIOTT OPPORTUNITY II CORP.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-40549	98-1581385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Phillips Point, East Tower
777 S. Flagler Drive, Suite 1000
West Palm Beach, FL	33401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 974-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares included as part of the Units, par value $0.0001 per share	EOCW	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	EOCW WS	The New York Stock Exchange
Units, each consisting of one Class A ordinary share and one-fourth of one redeemable warrant to acquire one Class A ordinary share	EOCW.U	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2021, Graham Smith, a member of the Board of Directors (the “Board”) of Elliott Opportunity II Corp. (the “Company”), notified the Board of his decision to resign as director of the Company effective immediately. Mr. Smith has been a member of the Board since the Company’s initial public offering, was the chairman of the Audit Committee of the Board and was a member of the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board. Mr. Smith’s resignation was not a result of any disagreement with the Company or any matter relating to its operations, policies or practices. Mr. Smith has recently taken the role of interim CEO at Splunk and believes he cannot maintain his role on the Board due to the time commitment involved in his new operating role. The Board fully supports this decision and wishes Mr. Smith all the best in his new endeavor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2021

ELLIOTT OPPORTUNITY II CORP.

By:	/s/ Isaac Kim
Isaac Kim
Chief Executive Officer